Exhibit 10.1

Officer Name: Joanne Collins Smee

Officer Title: Executive Vice President and President, Americas

Employee No.: 50523533

Separation Date: December 31, 2023

General Release, Non-Competition and Non-Solicitation Agreement

Date provided to Officer: December 21, 2023

In consideration of the severance payment and other benefits provided hereunder as set forth in Exhibit A (collectively, the “Severance Benefits”), Joanne Collins Smee (“I” or “Collins Smee”), hereby agrees as follows with respect to her separation from employment with Xerox on December 31, 2023 (the “Separation Date”):

GENERAL RELEASE

1.

I release Xerox from all the claims described in this General Release, Non-Competition and Non-Solicitation Agreement (the “Agreement,” “General Release”). For purposes of this General Release, “Xerox” refers to Xerox Corporation, Xerox Holdings Corporation, and their affiliates, and for purposes of the Agreement’s release and non-disparagement provisions, includes Xerox’s employees, directors, officers, agents, stockholders, subsidiaries, affiliates, successors, assigns, and the Xerox employee benefit plans in which I either am now or have been a participant, and the trustees, administrators, successors, agents and assigns of those plans.

2.

I release Xerox from any and all claims other than the Severance Benefits, even if I don’t know about the claim at this time, based on anything that has occurred prior to the date I sign this General Release. For example, I release Xerox from any claims based on all laws, such as the following (all laws as currently amended):

Age Discrimination in Employment Act of 1967 (ADEA) (which prohibits discrimination on the basis of age)	Equal Pay Act of 1963

Older Workers’ Benefit Protection Act of 1990 (OWBPA)	Fair Labor Standards Act of 1938

Title VII of the Civil Rights Act of 1964	Employee Retirement Income Security Act of 1974 (ERISA), other than my right to receive any accrued benefit to which I am entitled under a Xerox ERISA plan, in accordance with the terms of such plan

Civil Rights Acts of 1866, 1870, 1871 and 1991	Worker Adjustment and Retraining Notification Act of 1989

Americans with Disabilities Act of 1990	Uniformed Services Reemployment Rights Act of 1994

Rehabilitation Act of 1973	Vietnam Era Veteran’s Readjustment Assistance Act of 1974

Family and Medical Leave Act of 1993

3.

I also release Xerox from claims based on the laws of the state(s) where I am employed and reside, such as state fair employment practice and wage laws or any other law, whether federal, state or local, concerning employment. I release Xerox from claims based on discrimination in employment such as claims arising out of the offer of employment to me by Xerox, the hiring of me by Xerox, my compensation, any employment contract between Xerox and me, any promises made by Xerox regarding future employment, or based on the

Officer General Release (Revised January 2023)

termination of my employment, in each case, other than the Severance Benefits. I also release Xerox from claims under state contract or tort law, and from all claims for punitive or compensatory damages, costs or attorney’s fees. I am not releasing any claims to the Severance Benefits or that may arise after the date this General Release is executed. I also agree that I will not bring or participate in any class, collective, or representative action, as a plaintiff or class member, against Xerox which asserts, in whole or in part, any claims(s) which arose through the date I sign this Agreement, whether or not such claims are specifically covered by this Agreement. I further agree that if I am included within any class, collective, or representative action I will take all necessary steps to opt-out of the action or refrain from opting in. Notwithstanding the foregoing, I do not surrender my right to participate in a legal action where my interest arises solely by virtue of my status as a Xerox shareholder.

4.

I understand and agree that this General Release and Xerox’s agreement to provide the Severance Benefits to me should not be construed, in any way, as an admission by Xerox of any wrongdoing or liability to me.

5.

I understand that nothing contained in this General Release limits my ability to file a charge or complaint with any state or federal government agency about potential violations of laws or regulations, including but not limited to the Securities and Exchange Commission and the EEOC or a comparable state or local agency. I further understand that this General Release does not limit my ability to communicate with any governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency, including providing documents or other information, without notice to Xerox. This General Release does not limit my right to receive an award for information provided to any federal governmental agency related to a possible violation of the federal securities or occupational safety laws; however, I agree to waive my right to recover monetary damages in any charge or complaint filed by me, or lawsuit filed by anyone else on my behalf, related to any other violation of law or regulation. I acknowledge and confirm that I continue to be bound by the terms of the Mutual Arbitration Agreement for Current Employees, effective May 15, 2023 (the “MAA”). Notwithstanding any provision of this Agreement to the contrary, I do not release, and this Agreement does not cause me to release: (i) any rights to indemnification or advancement pursuant to any Indemnification Agreement Xerox and I have mutually executed, applicable law, the bylaws of Xerox or any applicable directors’ and officers’ insurance; (ii) any of my rights as a shareholder; and (iii) my rights under the Agreement.

6.

Except as provided in paragraph 5 above and the MAA, I agree and covenant not to file any suit, charge or complaint against Xerox in any court with regard to any of the claims released in paragraphs 2 and 3. I further represent that no such claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to my employment with Xerox. I agree that if I materially breach any part of this General Release and do not cure after being provided a reasonable opportunity to do so, (a) Xerox shall be relieved of any further obligation hereunder and, in addition to any other legal or equitable remedy available to Xerox, shall be entitled to seek a setoff up to the amount of the Severance Benefits already paid to me pursuant to paragraph 1, and (b) I also agree to repay all Severance Benefits already paid to me, together with all of Xerox’s costs and expenses incurred in defending such claim or action or seeking enforcement of this General Release, including Xerox’s reasonable attorneys’ fees. Notwithstanding the foregoing, this General Release does not prohibit me from challenging or seeking a determination in good faith of the validity of this General Release under the Age Discrimination Employment Act and does not impose any condition precedent, penalty, or other limitation for doing so unless specifically authorized by federal law.

7.	Xerox advises me as follows:

•	TO CONSULT WITH AN ATTORNEY OF MY CHOOSING TO COUNSEL ME AS TO MY RIGHTS BEFORE I SIGN THIS GENERAL RELEASE;

•

TO TAKE SUFFICIENT TIME TO DECIDE WHETHER TO SIGN THIS GENERAL RELEASE. I HAVE AT LEAST 45 DAYS FROM THE DATE THIS GENERAL RELEASE IS PROVIDED TO ME TO CONSIDER IT BEFORE I SIGN AND RETURN IT TO XEROX;

•	THAT EVEN AFTER I SIGN AND RETURN THIS RELEASE TO XEROX, I WILL HAVE 7 DAYS THEREAFTER TO CHANGE MY MIND AND REVOKE MY RELEASE BY ASKING XEROX FOR ITS RETURN.

8.

I understand and agree that this General Release waives all claims I may have at the time I sign it, including claims I do not then know about or suspect. I further understand and acknowledge that California Civil Code, Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE GENERAL RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” I waive any rights I may have under that Code section, if applicable, or any other similar state or federal statute or common law principle of similar effect.

XEROX GENERAL RELEASE

9.

In exchange for the consideration set forth above and except as set forth herein, Xerox agrees to release and forever discharge me from any and all claims, including all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, employment contracts, promises, liability, claims, demands, damages, loss, cost or expense, known or unknown, fixed or contingent, of any nature whatsoever, which Xerox has ever had or now has against me by reason of any matter, cause or thing whatsoever related to my employment with Xerox and/or the termination thereof. Notwithstanding anything in this Agreement to the contrary, Xerox does not waive: (i) any entitlements under the terms of this Agreement, (ii) any claims that, by law, may not be waived, (iii) any rights or claims that may arise after the Separation Date relating to events that occurred prior to the Separation Date, (iv) any claims under the Proprietary Information and Conflict of Interest Agreement, dated July 23, 2018 (the “Proprietary Information Agreement”), (v) any rights or clams under the Mutual Arbitration Agreement for Current Employees, effective May 15, 2023, and (vi) any claims Xerox may have against me relating to fraud, embezzlement or other illegal conduct.

NON-COMPETITION WITH XEROX BUSINESS

10.

For period of eighteen (18) months from my last day of employment with Xerox (the “Separation Date,” and such period, the “Restricted Period”), I will not, directly or indirectly, solicit persons or companies that have been customers of Xerox during the twelve (12) months prior to the Separation Date to: (i) establish commercial relationships concerning products or services that compete with those manufactured or marketed by Xerox as of the Separation Date; or (ii) solicit, induce or encourage such customers to reduce or terminate their established business relationships with Xerox.

NON-SOLICITATION OF EMPLOYEES

11.

During the Restricted Period, I will not, individually or on behalf of any third party, solicit for hire, induce, recruit, encourage to terminate employment with Xerox, or hire, any person who is a current employee of Xerox at any time during the Restricted Period or who was an employee of Xerox during the six (6)-month period prior to the Separation Date.

COOPERATION OBLIGATIONS

12.

For a period of thirty-six (36) months from the Separation Date, I agree that, without additional compensation (other than reimbursement for reasonable out-of-pocket expenses), I will cooperate with Xerox during the course of all proceedings arising out of Xerox’s business about which I have knowledge or information. For purposes of this Agreement, (a) “proceedings” includes internal investigations, administrative investigations, or court or arbitration proceedings, and lawsuits (including pre-trial discovery and trial testimony) and (b) “cooperate” includes (i) being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by Xerox, (ii) providing any and all documents in my possession that relate to the proceeding, and (iii) providing assistance in locating any and all relevant notes and/or documents relevant to any proceedings.

CONFIDENTIALITY OF AGREEMENT AND NON-DISPARAGEMENT OBLIGATIONS

13.

I agree that I will not disclose any of the negotiations of or terms of or amounts paid under this Agreement to any individual or entity other than my spouse, domestic partner, attorney, tax advisors or as may be required by law. Both parties agree that neither party will intentionally make, or intentionally cause any person to make, any disparaging remarks about the other party.

DISPUTE RESOLUTION

14.

Except as provided in the MAA with respect to claims covered thereunder, the parties agree that all other claims between the parties shall be resolved exclusively by binding arbitration pursuant to the Federal Arbitration Act (“FAA”), and the laws of the State of New York (except to the extent preempted by the FAA). The parties agree that any dispute will be arbitrated in New York, New York or other location mutually agreed to by the parties, in accordance with the Employment Arbitration Rules & Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) including rules permitting each of the parties to seek expedited relief in arbitration before a single arbitrator. The parties agree that they shall split equally those expenses unique to arbitration unless prohibited by applicable law, and that each party shall bear each party’s own attorneys’ fees and legal costs, unless otherwise ordered by the arbitrator. The parties agree that the arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of New York to the claim(s) asserted, except to the extent preempted by ERISA or other federal law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims, and that failure to demand arbitration within the prescribed time period shall result in waiver of those claims. The parties agree that this arbitration agreement shall not apply to any claim that by law may not be arbitrated. I UNDERSTAND AND AGREE THAT BY AGREEING TO THE EXCLUSIVE RESOLUTION OF CLAIMS THROUGH BINDING ARBITRATION IN ACCORDANCE WITH THIS SECTION, I AM WAIVING MY RIGHTS TO BRING SUCH CLAIMS IN COURT, INCLUDING ANY RIGHT TO A JURY TRIAL. I UNDERSTAND AND AGREE THAT MY WAIVER OF MY RIGHTS TO BRING SUCH CLAIMS IN COURT INCLUDES, WITHOUT LIMITATION, MY WAIVER OF MY RIGHT TO BRING ANY CLAIMS FOR BENEFITS IN FEDERAL DISTRICT COURT. The parties agree that nothing in this Agreement is intended to limit the right of either party to seek equitable relief in a court of competent jurisdiction, including Xerox’s right to seek equitable relief if I breach or threaten to breach any of the provisions in Section 10, 11 or 13 of this Agreement. The parties agree that the rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies. The parties agree that arbitral award determination shall be final and binding upon the parties.

ADDITIONAL CONSIDERATION

15.

In addition to the Severance Benefits payable to me, Xerox will pay directly to my attorney up to $10,000 for legal fees I incur in connection with the review of this Agreement and associated legal advice.

[INTENTIONALLY LEFT BLANK]

ACKNOWLEGEMENT

16.

I acknowledge that I have carefully read and fully understand all of the terms and provisions of this Agreement, I have had a reasonable period of time consisting of at least forty-five (45) days to review it, I have had the right to consult with an attorney or other advisor of my choosing about the terms of this Agreement and the consequences of executing it, and I am knowingly and voluntarily signing this Agreement because it is satisfactory to me in all respects.

17.

This Agreement constitutes the complete and final agreement between the parties regarding the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between the parties regarding the subject matter hereof, including the Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change in Control entered into between Xerox and me, dated August 27, 2018 and the Employment, Non-Competition Non-Solicitation Agreement – Level E entered into between Xerox and me dated July 23, 2018; provided, however, that nothing contained herein shall supersede the terms and conditions of any benefit plan, nondisclosure, confidentiality, indemnification, non-solicitation, and non-compete agreements entered into prior to the Separation Date, including the Proprietary Information Agreement, the MAA, or, any Indemnification Agreement entered into between Xerox and me, all which are incorporated herein by reference and shall survive any termination of the employment relationship between the parties.

XEROX CORPORATION

By:	/s/ Suzan Morno-Wade
Suzan Morno-Wade
Executive Vice President and
Chief Human Resources Officer

Acknowledged and Agreed to

By:	/s/ Joanne Collins Smee
Officer Signature

Joanne Collins Smee
Officer Name (Please print)

[Redacted]
Xerox Employee Number

Date signed and returned to Xerox:	January 10, 2024
To be filled in by Officer

EXHIBIT A

Severance Benefits

Collins Smee shall be entitled to the following:

1.

Cash Payment: A lump sum payment in the amount of $1,764,750.00 to be paid on or before January 31, 2024, This lump sum is comprised of the following: $1,150,000.00 (the equivalent of 2x base comp) + $575,000.00 (the equivalent of 1x target bonus) + $39,750.00 (an amount equal to the cost of purchasing outside medical coverage in lieu of COBRA). In addition, you are entitled to a cash payment in March 2024 equal to the value of your 2023 short term incentive bonus (MIP). The current estimated value of your 2023 MIP is $1,024,650.00; however, the actual value of your 2023 MIP and its payment are both dependent upon final 2023 MIP plan results and Compensation Committee approval, including the Committee’s ability to apply negative discretion.

2.

COBRA Coverage: During the 24-month period following the Separation Date, Collins Smee shall be entitled to continued dental and vision coverage for herself and her dependents at the level of coverage in effect immediately prior to the Separation Date so long as Collins Smee timely elects COBRA coverage when notified to do so. Collins Smee will be charged for such coverage at the same rates charged to active Xerox employees who elect similar coverage, subject to any rate increase/decrease applicable to active employees. Collins Smee will receive an invoice each month for the portion of the premium due. In the event of any initial overpayment for such coverage, Collins Smee’s next invoice will be adjusted to reflect any credit due.

3.

Equity: Subject to the terms of the 2020 Performance Incentive Plan and associated award agreements, Collins Smee shall be entitled to pro-rated vesting of awarded and unvested equity based on service through the Separation Date. An illustration of the pro-rated equity is attached as Exhibit B.

4.

Life Insurance: Xerox will continue to pay the premium for a $195,000.00 employer-provided death benefit. Coverage shall terminate upon the earlier of Collins Smee’s 24-month anniversary of the Separation Date or the date Collins Smee obtains coverage from a successor employer. Collins Smee may elect to continue to pay premiums for supplemental life and AD&D coverage for the same period that Xerox is paying the premium for the employer-provided death benefit, provided Collins Smee continues to timely pay the premiums for the supplemental coverage.

5.

Tax Preparation Benefit: During the 24-month period following the Separation Date, Collins Smee shall be entitled to continued participation in the executive tax preparation reimbursement program up to a maximum total reimbursement of $10,000.00.

EXHIBIT B

Equity Through December 31, 2023

[Redacted]